FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT POTBELLY CORPORATION 2019 LONG-TERM INCENTIVE PLAN PERFORMANCE STOCK UNIT AGREEMENT Participant: [NAME] THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified herein, by and between Potbelly Corporation, a Delaware corporation (the “Company”), and the Participant is entered into pursuant to the Potbelly Corporation 2019 Long- Term Incentive Plan (as the same may be further amended, restated, supplemented and otherwise modified from time to time, the “Plan”). All capitalized terms not otherwise defined in the text of this Agreement (including in Section 3(e), which contains certain defined terms for purposes of this Agreement that are not defined elsewhere in this Agreement) shall have the meanings attributed to them in the Plan. This Agreement is subject to the terms and conditions of the Plan. 1. Grant of Award. Subject to the terms and conditions of the Plan, effective as of [Grant Date] (the “Grant Date”), the Participant has been granted a Full Value Award (the “Award”) under the Plan in the form of performance share units (“PSUs”) with respect to the number of shares of Common Stock (“Target PSUs”) set forth herein. Each PSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms and conditions of the Plan and this Agreement, a share of Common Stock if and when the PSU becomes vested and payable as described in Sections 2 and 3 hereof. Grant Date: [ ] Closing Share Price on [ ] (“Base Price”): $[ ] Target PSUs: [ ] Vesting Date: [ ] (Three-year cliff vest) 2. Determination of Amount of Award. (a) Target PSUs. The number of Target PSUs that shall become earned and vested pursuant to this Award (referred to as “Vested PSUs”) will be determined and shall be based on (i) the Base Price as compared to the Target Stock Price or (ii) the relative Total Shareholder Return (TSR) metric vs. the Russell 3000 Travel & Leisure Index (T&L Index), each as determined in accordance with the following chart and subject to the terms and conditions of the Plan:

Comparison Threshold Grant Value 50% Target Grant Value 100% Target Grant Value 150% Max Grant Value 200% Target Stock Price $7.44/sh 25% growth; 7.72% CAGR $10.41/sh 75% growth; 20.51% CAGR $11.90/sh 100% growth; 25.99% CAGR $14.88/sh 150% growth; 35.72% CAGR Relative TSR Percentile Performance vs. Russell 3000 T&L Index >40th Percentile >66th Percentile >78th Percentile >90th Percentile The Target Stock Price shall be equal to the 30-day VWAP on the Vesting Date. (b) Determination of Performance and Number of Vested Target PSUs. Performance will be determined (i) based on the growth in the Base Price Base Price as compared to the Target Stock Price set forth in the chart in paragraph (a) or (ii) the relative TSR Percentile Performance as compared to the Russell 3000 T&L Index as set forth in the chart in paragraph (a). If either of the performance criteria are satisfied, the award will vest based on the percentages indicated in the chart set forth in paragraph (a).Upon the Vesting Date, the percentage of the Participant’s Target PSUs associated with the performance vesting determined in accordance with paragraph (a) shall become “Vested PSUs”, subject to the terms and conditions of Section 3 and the other terms and conditions of this Agreement. Examples of the manner in which the performance vesting will be applied are set forth Appendix A hereto for convenience only and such examples do not form part of this Agreement. (c) Settlement Generally. Settlement of the Target PSUs that become Vested PSUs upon the Vesting Date shall be made as of a date determined by the Committee and no later than two and one half months after the Vesting Date (the “Settlement Date”). Unless otherwise determined by the Committee in accordance with the terms of the Plan, settlement shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Vested PSU, plus an amount of cash equal to the Fair Market Value of any fractional Vested PSU being settled as of such Settlement Date. Upon settlement, the entire Award shall be cancelled. For the avoidance of doubt, except as otherwise expressly provided herein, any portion of the Award that is not vested as of the Vesting Date based on achievement of the performance criteria will be forfeited as of the last day of the Performance Period. (d) Unvested Award; Termination Prior to Vesting or Settlement. Except as otherwise specifically provided herein, the Participant shall have no right with respect to any payments or other amounts in respect of any portion of this Award until such portion of the Award is actually settled on the Settlement Date and provided that the Participant’s Termination Date has not occurred due to termination by the Company for Cause prior to the Settlement Date. For the avoidance of doubt, if the Participant’s Termination Date occurs after the Vesting Date but prior to the Settlement Date for any reason other than termination by the Company for Cause, the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary) shall be entitled to settlement on the Settlement Date of the Vested PSUs that would otherwise have been settled on such Settlement Date had the Participant’s Termination Date not occurred prior to the Settlement Date. All Target PSUs that are not Vested PSUs as of the Participant’s Termination Date shall be forfeited as of the Participant’s Termination Date and if the Participant’s Termination Date occurs due to termination by the Company for Cause prior to the Settlement Date, all outstanding PSUs (including Vested PSUs) shall be forfeited as of the Participant’s Termination Date. (e) Certain Definitions. For purposes of this Agreement, the term: (i) “30 day (VWAP” as of any date shall mean the average price at which a security has traded at throughout the day, based on both volume and price, over the 30 day period ending on the date of the determination. (ii) “Cause” as used in this Agreement shall have the meaning given to such term in the Employment Agreement. (iii) “Closing Price” as of any day shall mean the last reported sale price on the applicable stock exchange or market of one share of stock for such day (or if such day is not a trading day, the last trading day preceding such day); and (iv) “Employment Agreement” means the written employment agreement between the Participant and the Company or a Subsidiary (the “Employment Agreement”); (f) Employment Agreement Not Controlling. In the event that the Employment Agreement is inconsistent with the provisions of this Agreement, the terms of the Agreement will take precedence over this Agreement. 3. Designation of Beneficiary. The Participant may designate a person or persons to receive payment in respect of the Participant’s Vested PSUs, in accordance with the terms of this Agreement, in the event that the Participant dies prior to the payment in respect of such Vested PSUs (a “Beneficiary”). Such designation, or any change to a prior designation of a Beneficiary, must be done by giving notice to the Committee on a form designated by the Committee. If, upon the death of the Participant, the Committee has determined that there is no designated Beneficiary for part or all of the Participant’s Vested PSUs, such Vested PSUs shall be paid, in accordance with the terms of the Agreement, to the Participant’s estate (and the estate shall be deemed to be the Beneficiary for purposes of the Agreement).

4. Withholding. All payments or distributions for Vested PSUs pursuant to this Agreement are subject to withholding of all applicable taxes. At the election of the Participant and subject to such rules and limitations as may be established by the Committee from time to time, withholding obligations may be satisfied through the surrender of Common Stock which the Participant already owns or to which a Participant is otherwise entitled pursuant to this Agreement; provided, however, that previously-owned Common Stock that has been held by the Participant or Common Stock to which the Participant is entitled pursuant to this Agreement may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact). 5. Miscellaneous. (a) Administration. The authority to administer and interpret the Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to the Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons. (b) Transfer Restrictions. This Agreement, the Participant’s rights hereunder, and the PSUs are not transferable by the Participant, except as otherwise provided in the Plan and this Agreement. (c) Securities Law Requirements. Notwithstanding any other provision of this Agreement, the Company shall have no liability to make any distribution of Common Stock under this Agreement unless such delivery or distribution would comply with all applicable laws. In particular, no shares will be delivered to a Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws. (d) Notices. All notices, consents and other exchanges of written material required or implied under this Agreement shall be in writing and delivered in person or by messenger, facsimile, overnight courier or certified mail and shall be sent to the following: If to the Company: Potbelly Corporation 111 North Canal Street Suite 325 Chicago, Illinois 60606 Attention: Committee, General Counsel and Senior Vice President of Human Resources If to Participant: The address on file with the Company All notices shall be deemed delivered and received by the receiving party (i) if delivered by messenger, on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, upon receipt of facsimile confirmation of the party transmitting such notice, or (iii) if delivered by overnight courier or certified mail, on the date of delivery as established by the return receipt, courier service confirmation or similar documentation (or the date on which the courier or postal service, as applicable, confirms that acceptance of delivery was refused by the addressee). A party may change its notice information set forth above by giving the other party proper notice of the change, but a change to such notice information is only effective when it is actually received. (e) Rights Are Unsecured. Under this Agreement, the right of a Participant or Beneficiary to receive payment hereunder shall be an unsecured claim against the general assets of the Company and neither the Participant nor any Beneficiary shall have any rights in or against any specific assets of the Company or any of its affiliates. All amounts credited to the Participant shall constitute general assets of the Company, and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors. (g) Severability. The terms or conditions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein. (h) No Rights to Continued Service; No Rights as Stockholder. The grant of the PSUs does not constitute a contract of employment or continued service, and the grant of the PSUs shall not give the Participant the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan or the Agreement, unless such right or claim has specifically accrued under the terms of the Plan and the Agreement. The Participant and the Participant’s Beneficiary shall not have any rights with respect to Common Stock (including voting rights) issuable upon payment of the PSUs prior to the date on which the PSUs are paid or settled. (i) Governing Law. The grant of the PSUs and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Agreement the parties hereby submit to and consent to the exclusive jurisdiction of the State of Illinois and agree that such litigation shall be conducted in the courts of Lake County, Illinois, or the federal courts for the United States for the Northern District of Illinois, where this grant is made and/or to be performed. (j) Amendment. The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend this Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the

Participant (or, if the Participant is not then living, the Participant’s Beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment is adopted by the Board (or the Committee, if applicable). Certain adjustments under the Plan shall not be subject to the foregoing limitations. In no event shall this Agreement be amended to provide for any provision that is inconsistent with the terms of the Plan. (k) Special Section 409A Rules. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service): (i) and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and (ii) the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Grant Date. PARTICIPANT POTBELLY CORPORATION ___________________________________ By: Name:_____________________________ Name:______________________________ Its: _________________________________